Exhibit 99.(h)(15)

CONTRACTUAL FEE/EXPENSE WAIVER AGREEMENT

Agreement effective as of the 1st day of February 2010 by and between the Turner Funds, a Massachusetts business trust (the “Trust”) and Turner Investment Partners, Inc., a Pennsylvania corporation (“TIP”).

TIP hereby agrees to limit the net total operating expenses at the levels indicated through January 31, 2011 for the Turner Spectrum Fund:

Turner Spectrum Fund:	Net Total Operating Expenses

Institutional Class	1.95%
Investor Class	2.20%
Class C	2.95%

This Agreement shall be renewable at the end of each one year term for an additional one year term upon the written agreement of the parties hereto.

This Agreement supersedes any prior contractual waiver agreement(s) between the parties.

IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have caused this Agreement to be executed by their officers designated below effective as of the day and year first above written.

TURNER FUNDS		TURNER INVESTMENT PARTNERS, INC.

By:	/s/ Thomas R. Trala	By:	/s/ Brian F. McNally
	Signature		Signature
Name:	Thomas R. Trala	Name:	Brian F. McNally
	Printed		Printed
Title:	President and Chief Executive Officer	Title:	General Counsel and Chief Compliance Officer - Principal